Exhibit 99.1

December 9, 2010

Mr. Floyd C. Wilson

Chairman of the Board and

Chief Executive Officer

Petrohawk Energy

1000 Louisiana, Suite 5600

Houston, Texas 77002

Dear Floyd:

It is with great sadness that I resign effective today as a member of the Board of Directors of Petrohawk Energy Corporation. My resignation does not involve a dispute of any nature involving Petrohawk or its operations, policies or practices.

I have enjoyed serving on the board immensely. Please convey to the rest of the board and your outstanding management team how much I have enjoyed working with them for the past seven years.  Many of the relationships I have made will be lifelong.

Thank you for your personal kindness over the years. I wish you and the other board members much success in the years ahead.

Sincerely,

/s/ Tucker Bridwell
Tucker Bridwell